Exhibit 10.13
EXECUTION VERSION
Deutsche Bank AG, London Branch
Winchester House
1 Great Winchester Street
London EC2N 2DB
Telephone: 44 20 7545 8000
c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Telephone: 1-212-250-2500
Internal Reference Nr.: 440024
                       June 14, 2011

To:	Integra LifeSciences Holdings Corporation 311 Enterprise Drive Plainsboro, NJ 08536 Attention: Treasurer Telephone No.: (609) 275-0500 Facsimile No.: (609) 750-4264
Re: Additional Warrants
     DEUTSCHE BANK AG IS NOT REGISTERED AS A BROKER DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934. DEUTSCHE BANK SECURITIES INC. (“DBSI”) HAS ACTED SOLELY AS AGENT IN CONNECTION WITH THIS TRANSACTION AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER THE TRANSACTION. AS SUCH, ALL DELIVERY OF FUNDS, ASSETS, NOTICES, DEMANDS AND COMMUNICATIONS OF ANY KIND RELATING TO THIS TRANSACTION BETWEEN DEUTSCHE BANK AG AND COMPANY SHALL BE TRANSMITTED THROUGH DBSI. DEUTSCHE BANK AG ACTING THROUGH ITS LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).
     The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Warrants issued by Integra LifeSciences Holdings Corporation (“Company”) to Deutsche Bank AG, London Branch (“Dealer”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.
     The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. The Transaction shall be deemed to be a Share Option Transaction within the meaning set forth in the Equity Definitions.

Chairman of the Supervisory Board: Clemens Börsig Management Board: Josef Ackermann (Chairman), Hugo Bänziger, Jürgen Fitschen, Anshuman Jain, Stefan Krause, Hermann-Josef Lamberti, Rainer Neske	Deutsche Bank AG is authorized under German Banking Law (competent authority: BaFin — Federal Financial Supervising Authority) and regulated by the Financial Services Authority for the conduct of UK business; a member of the London Stock Exchange. Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration in England and Wales BR000005; Registered address: Winchester House, 1 Great Winchester Street, London EC2N 2DB. Deutsche Bank Group online:
http://www.deutsche-bank.com

     Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
1. This Confirmation evidences a complete and binding agreement between Dealer and Company as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Company had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine); (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to both parties, provided that (a) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi); (b) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”; (c) “Specified Indebtedness” will have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business; and (d) “Threshold Amount” means in relation to Dealer, three percent (3%) of shareholders’ equity of Deutsche Bank AG (the “Dealer Parent”) and in relation to Company, USD 25 million.)) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.
2. The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms.

Trade Date:	June 14, 2011

Effective Date:	The third Exchange Business Day immediately prior to the Premium Payment Date

Warrants:	Equity call warrants, each giving the holder the right to purchase a number of Shares equal to the Warrant Entitlement at a price per Share equal to the Strike Price, subject to the terms set forth under the caption “Settlement Terms” below. For the purposes of the Equity Definitions, each reference to a Warrant herein shall be deemed to be a reference to a Call Option.

Warrant Style:	European

Seller:	Company

Buyer:	Dealer

Shares:	The common stock of Company, par value USD 0.01 per Share (Exchange symbol “IART”)

Number of Warrants:	104,455. For the avoidance of doubt, the Number of Warrants shall be reduced by any Warrants exercised or deemed exercised hereunder. In no event will the Number of Warrants be less than zero.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD 70.05.

Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, in no event shall the Strike Price be subject to adjustment to the extent that, after giving effect to such adjustment, the Strike Price would be less than USD 46.60, except for any adjustment pursuant to the terms of this Confirmation and the Equity Definitions in connection with stock splits or similar changes to Company’s capitalization.

Premium:	USD 742,200

Premium Payment Date:	June 15, 2011

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Procedures for Exercise.

Expiration Time:	The Valuation Time

Expiration Dates:	Each Scheduled Trading Day during the period from, and including, the First Expiration Date to, but excluding, the 100th Scheduled Trading Day following the First Expiration Date shall be an “Expiration Date” for a number of Warrants equal to the Daily Number of Warrants on such date; provided that, notwithstanding anything to the contrary in the Equity Definitions, if any such date is a Disrupted Day, the Calculation Agent shall (i) make adjustments, if applicable, to the Daily Number of Warrants or shall reduce such Daily Number of Warrants to zero for which such day shall be an Expiration Date and shall designate a Scheduled Trading Day or a number of Scheduled Trading Days as the Expiration Date(s) for the remaining Daily Number of Warrants or a portion thereof for the originally scheduled Expiration Date and (ii) if the Daily Number of Warrants for such Disrupted Day is not reduced to zero, determine the Settlement Price for such Disrupted Day based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day; and provided further that if such Expiration Date has not occurred pursuant to this clause as of the eighth Scheduled Trading Day following the last scheduled Expiration Date under the Transaction, the Calculation Agent shall have the right to declare such Scheduled Trading Day to be the final Expiration Date and the Calculation Agent shall determine its good faith estimate of the fair market value for the Shares as of the Valuation Time on that eighth Scheduled Trading Day or on any subsequent Scheduled Trading Day, as the Calculation Agent shall determine using commercially reasonable means. Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the date hereof, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full.

First Expiration Date:	March 15, 2017 (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day), subject to Market Disruption Event below.

Daily Number of Warrants:	For any Expiration Date, the Number of Warrants that have not expired or been exercised as of such day, divided by the remaining number of Expiration Dates (including such day), rounded down to the nearest whole number, subject to adjustment pursuant to the provisos to “Expiration Dates”.

Automatic Exercise:	Applicable; and means that for each Expiration Date, a number of Warrants equal to the Daily Number of Warrants (as adjusted pursuant to the terms hereof) for such Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date.

Market Disruption Event:	Section 6.3(a)(ii) of the Equity Definitions is hereby amended by replacing clauses (ii) and (iii) in their entirety with “(ii) an Exchange Disruption, (iii) an Early Closure or (iv) a Regulatory Disruption; in each case that the Calculation Agent determines is material.”

Regulatory Disruption:	Any event that Dealer, in its discretion based on the advice of counsel, determines makes it advisable with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures, for Dealer to refrain from or decrease any market activity in connection with the Transaction. Dealer shall notify Issuer as soon as reasonably practicable that a Regulatory Disruption has occurred and the Expiration Dates affected by it.
Valuation Terms.

Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	Each Exercise Date.
Settlement Terms.

Settlement Method Election:	Applicable; provided that (i) references to “Physical Settlement” in Section 7.1 of the Equity Definitions shall be replaced by references to “Net Share Settlement”; (ii) the following is hereby inserted after the words “apply to such Transaction” in the seventh line of Section 7.1 of the Equity Definitions:

“and, if Cash Settlement is elected, the percentage of Company’s settlement obligations with respect to such Transaction, which percentage shall be greater than 0% and less than or equal to 100%, that shall be settled in cash (the “Cash Percentage”)”;

(iii) Company’s election of Cash Settlement shall be deemed to be a representation and warranty by Company that on the date of such election (A) Company is not in possession of any material non-public information regarding Company or the Shares, (B) Company is electing Cash Settlement in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, and (C) the assets of Company at their fair valuation exceed the liabilities of Company (including contingent liabilities), the capital of Company is adequate to conduct the business of Company, and Company has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature; (iv) the same election of settlement method and Cash Percentage shall apply to all Expiration Dates hereunder ; (v) if Company elects Cash Settlement and specifies a Cash Percentage that is less than or equal to 0% or greater than 100%, then the notice delivered by Company will be deemed to be ineffective and the Default Settlement Method will be deemed applicable to such Transaction and (vi) Company may elect a Cash Percentage only if no event of default has occurred and is continuing under any indebtedness of Company or its subsidiaries in an aggregate principal amount of $100 million or more.

Electing Party:	Company

Settlement Method Election Date:	The third Scheduled Trading Day immediately preceding the First Expiration Date.

Default Settlement Method:	Net Share Settlement

Cash Percentage:	0%; provided, however, that if Company (i) validly delivers notice of Cash Settlement hereunder and (ii) in such notice validly elects a Cash Percentage greater than 0% and less than or equal to 100%, the Cash Percentage shall equal the percentage specified as such in such notice.

Net Share Settlement:	On the relevant Settlement Date, Company shall deliver to Dealer a number of Shares equal to the Share Delivery Quantity for such Settlement Date to the account specified hereto free of payment through the Clearance System and pay to Dealer an amount of cash in USD the Fractional Share Amount for such Settlement Date. For purposes of determining any dividends or distributions payable in respect of such Shares, Dealer shall be treated as the holder of record of such Shares at the time of delivery of such Shares or, if earlier, at 5:00 p.m. (New York City time) on such Settlement Date.

Share Delivery Quantity:	For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the product of (i) one minus the Cash Percentage, expressed as a fraction, and (ii) the Net Share Settlement Amount for such Settlement Date divided by the Settlement Price on the Valuation Date for such Settlement Date, rounded down to the nearest whole number (for any Settlement Date, the fraction of a share eliminated by such rounding, the “Share Fraction” for such Settlement Date).

Fractional Share Amount:	An amount of cash in USD equal to the product of (i) the Share Fraction for such Settlement Date and (ii) the Settlement Price on the Valuation Date for such Settlement Date.

Net Share Settlement Amount:	For any Settlement Date, an amount equal to the product of (i) the Number of Warrants exercised or deemed exercised on the relevant Exercise Date, (ii) the Strike Price Differential for the relevant Valuation Date and (iii) the Warrant Entitlement.

Cash Settlement:	If Cash Settlement is applicable, then, on the relevant Settlement Date, Company shall (i) pay to Dealer an amount of cash in USD equal to sum of (A) the product of (x) the Cash Percentage and (y) the Net Share Settlement Amount for such Settlement Date and (B) the Fractional Share Amount, if any, for such Settlement Date and (ii) deliver to Dealer a number of Shares equal to the Share Delivery Quantity for such Settlement Date to the account specified hereto free of payment through the Clearance System. The provisions opposite Net Share Settlement above shall apply to any Shares delivered pursuant to clause (ii) of the immediately preceding sentence.

Settlement Price:	For any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page IART <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on such Valuation Date (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent). Notwithstanding the foregoing, if (i) any Expiration Date is a Disrupted Day and (ii) the Calculation Agent determines that such Expiration Date shall be an Expiration Date for fewer than the Daily Number of Warrants, as described above, then the Settlement Price for the relevant Valuation Date shall be the volume-weighted average price per Share on such Valuation Date on the Exchange, as determined by the Calculation Agent based on such sources as it deems appropriate using a volume-weighted methodology, for the portion of such Valuation Date for which the Calculation Agent determines there is no Market Disruption Event.

Settlement Dates:	As determined pursuant to Section 9.4 of the Equity Definitions, subject to Section 9(k)(i) hereof.

Other Applicable Provisions:	If Net Share Settlement is applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.11 (as modified below), 9.12 and 10.5 of the Equity Definitions will be applicable as if Physical Settlement were applicable.

	Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Dealer may be, upon delivery, subject to restrictions and limitations arising from Company’s status as issuer of the Shares under applicable securities laws.

3.	Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

	Method of Adjustment:	Calculation Agent Adjustment. For the avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may make adjustments, if any, to any one or more of the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement. Notwithstanding the foregoing, any cash dividends or distributions on the Shares, whether or not extraordinary, shall be governed by Section 9(f) of this Confirmation in lieu of Article 10 or Section 11.2(c) of the Equity Definitions.

Extraordinary Events applicable to the Transaction:

	New Shares:	Section 12.1(i) of the Equity Definitions is hereby amended (a) by deleting the text in clause (i) thereof in its entirety (including the word “and” following clause (i)) and replacing it with the phrase “publicly quoted, traded or listed (or whose related depositary receipts are publicly quoted, traded or listed) on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)” and (b) by inserting immediately prior to the period the phrase “and (iii) of an entity or person organized under the laws of the United States, any State thereof or the District of Columbia that also becomes Company under the Transaction following such Merger Event or Tender Offer”.

Consequence of Merger Events:

	Merger Event:	Applicable; provided that if an event occurs that constitutes both a Merger Event under Section 12.1(b) of the Equity Definitions and an Additional Termination Event under Section 9(h)(ii)(B) of this Confirmation, Dealer may elect, in its commercially reasonable judgment, whether the provisions of Section 12.1(b) of the Equity Definitions or Section 9(h)(ii)(B) will apply.

	Share-for-Share:	Modified Calculation Agent Adjustment

	Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

	Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that Dealer may elect, in its commercially reasonable judgment, Component Adjustment (Calculation Agent Determination).

Consequence of Tender Offers:

Tender Offer:	Applicable; provided that if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and Additional Termination Event under Section 9(h)(ii)(A) of this Confirmation, Dealer may elect, in its commercially reasonable judgment, whether the provisions of Section 12.3 of the Equity Definitions or Section 9(h)(ii)(A) will apply.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Announcement Event:	If an Announcement Date occurs in respect of a Merger Event or Tender Offer (such occurrence or any subsequent announcement relating to the same subject matter, an “Announcement Event”), then on the earliest of the Expiration Date, Early Termination Date or other date of cancellation (the “Announcement Event Adjustment Date”) in respect of each Warrant, the Calculation Agent will determine the economic effect on such Warrant of the Announcement Event (regardless of whether the Announcement Event actually results in a Merger Event or Tender Offer, and taking into account such factors as the Calculation Agent may determine, including, without limitation, changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or the Transaction whether prior to or after the Announcement Event or for any period of time, including, without limitation, the period from the Announcement Event to the relevant Announcement Event Adjustment Date). If the Calculation Agent determines that such economic effect on any Warrant is material, then on the Announcement Event Adjustment Date for such Warrant, the Calculation Agent shall make such adjustment to the exercise, settlement, payment or any other terms of such Warrant as the Calculation Agent determines in its reasonable discretion is appropriate to account for such economic effect, which adjustment shall be effective immediately prior to the exercise, termination or cancellation of such Warrant, as the case may be. For the avoidance of doubt, if more than one Announcement Event occurs before the Announcement Event Adjustment Date, such adjustment shall take into account each such Announcement Event.

Announcement Date:	The definition of “Announcement Date” in Section 12.1 of the Equity Definitions is hereby amended by (i) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (ii) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (iii) replacing the words “voting shares” with the word “Shares” in the fifth line thereof, and (iv) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that (i) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)” and (ii) Section 12.9(a)(ii)(X) of the Equity Definitions is hereby amended by replacing the word “Shares” with the phrase “Hedge Positions.”

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable; provided that:
(i)	Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following two phrases at the end of such Section;

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)	Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

	Increased Cost of Hedging:	Applicable

	Loss of Stock Borrow:	Applicable

	Maximum Stock Loan Rate:	200 basis points

	Increased Cost of Stock Borrow:	Applicable

	Initial Stock Loan Rate:	25 basis points

	Hedging Party:	For all applicable Additional Disruption Events, Dealer.

	Determining Party:	For all applicable Extraordinary Events, Dealer.

	Non-Reliance:	Applicable

Agreements and Acknowledgments
	Regarding Hedging Activities:	Applicable

	Additional Acknowledgments:	Applicable

4.	Calculation Agent.	Dealer, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Company, the Calculation Agent will provide to Company by e-mail to the e-mail address provided by Company in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such calculation.
5.	Account Details.
(a)	Account for payments to Company:

Bank Name: Wells Fargo Bank ABA #: 121000248 Beneficiary: First Clearing, LLC Account #: 4122023377 FFC Account Name: Integra LifeSciences Holdings Corp FFC Account Number: 8595-0713

Account for delivery of Shares from Company:

American Stock Transfer & Trust Co LLC Transfer Agent # 2941 Account # 10249

(b)	Account for payments to Dealer:

To be provided by Dealer.

Account for delivery of Shares to Dealer:

To be provided by Dealer.
6.	Offices.
(a)	The Office of Company for the Transaction is: Inapplicable, Company is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: London
7.	Notices.
(a)	Address for notices or communications to Company:

Integra LifeSciences Holdings Corporation 311 Enterprise Drive Plainsboro, NJ 08536 Attention: Treasurer Telephone No.: (609) 275-0500 Facsimile No.: (609) 750-4264
(b)	Address for notices or communications to Dealer:

To:	Deutsche Bank AG, London Branch
c/o Deutsche Bank Securities Inc.
Attn:	Faiz Khan / Andrew Yaeger
Group:	Equity-Linked Capital Markets
60 Wall Street, 4th Floor
New York, NY 10005
Faiz Tel:	212-250-0668
Faiz Email:	faiz.khan@db.com
Andrew Tel:	212-250-2717
Andrew Email:	Andrew.yaeger@db.com
Facsimile:	732-460-7499

With a copy to:

Attn:	Lars Kestner / Dushyant Chadha
Group:	Corporate Derivatives
60 Wall Street, 4th Floor
New York, NY 10005
Lars Tel:	212-250-6043
Lars Email:	lars.kestner@db.com
Dushyant Tel:	212-250-4980
Dushyant Email:	dushyant.chadha@db.com
8.	Representations and Warranties of Company.

Each of the representations and warranties of Company set forth in Section 3 of the Purchase Agreement (the “Purchase Agreement”), dated as of June 9, 2011, between Company and the representatives of the Initial Purchasers party thereto (the “Representatives”), is true and correct and is hereby deemed to be repeated to Dealer as if set forth herein; provided that no such representation or warranty, other than the representations and warranties set forth in Sections 3(a), (b), (d) and (e) of the Purchase Agreement, may be the basis of an Event of Default under Section 5(a)(iv) of the Agreement. Company hereby further represents and warrants to Dealer on the date hereof, on and as of the Premium Payment Date and, in the case of the representations in Section 8(d), at all times until termination of the Transaction, that:
(a)	Company has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Company’s part; and this Confirmation has been duly and validly executed and delivered by Company and constitutes its valid and binding obligation, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Company hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Company, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries is bound or to which Company or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Company of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws.

(d)	A number of Shares equal to the Maximum Number of Shares (as defined below) (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Company. The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrants following the exercise of the Warrants in accordance with the terms and conditions of the Warrants, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.

(e)	Company is not and will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(f)	Company is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(12)(C) of the Commodity Exchange Act).

(g)	Each of Company and its officers and directors is not, on the date hereof, in possession of any material non-public information with respect to Company or the Shares.
9.	Other Provisions.
(a)	Opinions. Company shall deliver to Dealer an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Sections 8(a) through (d) of this Confirmation. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)	Repurchase Notices. Company shall, on any day on which Company effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares on such day, subject to any adjustments provided herein, is (i) less than 26,749,873 (in the case of the first such notice) or (ii) thereafter more than 1,622,916 less than the number of Shares included in the immediately preceding Repurchase Notice. Company agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, that an Indemnified Person actually may become subject to, as a result of Company’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify Company in writing, and Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Company may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Company under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	Regulation M. Company is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Company, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Company shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)	No Manipulation. Company is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment. Company may not transfer any of its rights or obligations under the Transaction without the prior written consent of Dealer. Dealer may, without Company’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any third party. If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Warrant Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Warrants to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to

Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants underlying the Terminated Portion, (2) Company were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(j) shall apply to any amount that is payable by Company to Dealer pursuant to this sentence as if Company was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Warrant Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Warrants and the Warrant Entitlement and (2) the aggregate number of Shares underlying any other warrants purchased by Dealer from Company, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Company that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations (except for any filings of Schedule 13D or Schedule 13G under the Exchange Act or any other filing obligations applicable as of the date hereof) or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Company, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Company to the extent of any such performance.

(f)	Dividends. If at any time during the period from and including the Effective Date, to and including the last Expiration Date, an ex-dividend date for a cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), then the Calculation Agent will adjust any of the Strike Price, Number of Warrants and/or Daily Number of Warrants to preserve the fair value of the Warrants to Dealer after taking into account such dividend.

(g)	Role of Agent. Whenever delivery of funds or other assets is required hereunder by or to Company, such delivery shall be effected through DBSI. In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Company shall be transmitted exclusively through DBSI.

(h)	Additional Provisions.
(i)	Amendments to the Equity Definitions:
(A)	Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “an”; and adding the phrase “or Warrants” at the end of the sentence.

(B)	Section 11.2(c) of the Equity Definitions is hereby amended by (x) replacing the words “a diluting or concentrative” with “an”, (y) adding the phrase “or

Warrants” after the words “the relevant Shares” in the same sentence and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(C)	Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “a material”; and adding the phrase “or Warrants” at the end of the sentence.

(D)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(E)	Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:
(x)	deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(y)	deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence.
(F)	Section 12.9(b)(v) of the Equity Definitions is hereby amended by:
(x)	adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

(y)	(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other.”
(ii)	Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of one of the following events, with respect to the Transaction, (1) Dealer shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement, (2) Company shall be deemed the sole Affected Party with respect to such Additional Termination Event and (3) the Transaction shall be deemed the sole Affected Transaction:
(A)	A “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than Company, its subsidiaries and its and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the common equity of Company representing more than 50% of the voting power of such common equity.

(B)	The consummation of (I) any recapitalization, reclassification or change of the Shares (other than changes resulting from a subdivision or combination) as a result of which the Shares would be converted into, or exchanged for, stock, other securities, other property or assets, (II) any share exchange, consolidation or merger of Company pursuant to which the Shares will be converted into cash, securities or other property, other than a merger of Company solely for the purpose of changing Company’s jurisdiction of incorporation, that results in a reclassification, conversion or exchange of then outstanding Shares solely into shares of common stock of the surviving entity, or (III) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Company and its subsidiaries, taken as a whole, to any person other than one of Company’s subsidiaries; provided, however, that a transaction described in clause (II) pursuant to which one or more holders of Company’s common equity entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all classes of Company’s common equity entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction shall not constitute an Additional Termination Event pursuant to this clause (B).

(C)	Default by Company or any subsidiary of Company in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, recourse indebtedness for money borrowed in the aggregate principal amount then outstanding of $25.0 million or more, or acceleration of Company’s or any subsidiary of Company’s recourse indebtedness for money borrowed in the aggregate principal amount of $25.0 million or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, or such acceleration is not rescinded, as the case may be.

(D)	A final judgment for the payment of $25.0 million or more (excluding any amounts covered by insurance) rendered against Company or any of its subsidiaries, which judgment is not discharged or stayed within 60 days after (I) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (II) the date on which all rights to appeal have been extinguished.

(E)	Dealer, despite using commercially reasonable efforts, is unable or reasonably determines that it is impractical or illegal, to hedge its exposure with respect to the Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer).
Notwithstanding the foregoing, a transaction or transactions described in clauses (A) or (B) above shall not constitute an Additional Termination Event if at least 90% of the consideration received or to be received by the holders of the Shares, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock, ordinary shares, American depositary receipts or American depositary shares that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions
(i)	No Collateral or Set-off. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Company hereunder are not secured by any collateral. Each party waives any and all rights it may have to set off obligations arising under the

Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(j)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, in respect of the Transaction, an amount is payable by Company to Dealer, (A) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (B) pursuant to Section 6(d)(ii) of the Agreement (any such amount, a “Payment Obligation”), Company shall have the right, in its sole discretion, to satisfy the Payment Obligation by the Share Termination Alternative (as defined below) (except that Company shall not have the right to make such an election in the event of (I) a Nationalization, Insolvency, Merger Event or Tender Offer in which the consideration to be paid to holders of Shares consists solely of cash, (II) a Merger Event or Tender Offer that is within Company’s control, or (III) an Event of Default in which Company is the Defaulting Party or a Termination Event in which Company is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Company’s control) and shall give irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 5:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable; provided that if Company does not validly elect to satisfy the Payment Obligation by the Share Termination Alternative, Dealer shall have the right to require Company to satisfy its Payment Obligation by the Share Termination Alternative.

Share Termination Alternative:	If applicable, Company shall deliver to Dealer the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, subject to Section 9(k)(i) below, in satisfaction, subject to Section 9(k)(ii) below, of the relevant Payment Obligation, in the manner reasonably requested by Dealer free of payment.

Share Termination Delivery
Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the relevant Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the amount of Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price (without giving effect to any discount pursuant to Section 9(k)(i)).

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means. In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below), as set forth in Section 9(k)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units. In the case of a Registration Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in Section 9(k)(ii) below, the Share Termination Unit Price shall be the

Settlement Price on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable. The Calculation Agent shall notify Company of the Share Termination Unit Price at the time of notification of such Payment Obligation to Company or, if applicable, at the time the discounted price applicable to the relevant Share Termination Units is determined pursuant to Section 9(k)(i).

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default Additional Disruption Event or Delisting, one Share or, in the case of Nationalization, Insolvency, Tender Offer or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency, Tender Offer or Merger Event. If such Nationalization, Insolvency, Tender Offer or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Inapplicable

Other applicable provisions:	If Share Alternative Termination is applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.11 (as modified below), 9.12 and 10.5 of the Equity Definitions will be applicable as if Physical Settlement were applicable.
(k)	Registration/Private Placement Procedures. If, in the reasonable judgment of Dealer based on the advice of counsel, following any delivery of Shares or Share Termination Delivery Property to Dealer hereunder, such Shares or Share Termination Delivery Property would be in the hands of Dealer subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless Dealer waives the need for registration/private placement procedures set forth in (i) and (ii) below. Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, Company shall elect, prior to the first Settlement Date for the First Expiration Date, a Private Placement Settlement or Registration Settlement for all deliveries of Restricted Shares for all such Expiration Dates which election shall be applicable to all Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registration Settlement for such aggregate Restricted Shares delivered hereunder.
(i)	If Company elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Company shall be effected in accordance with customary private placement procedures for placements of equity securities of substantially similar size reasonably acceptable to Dealer; provided that Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Company to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placements of equity securities of substantially similar size, all reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(j) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to Dealer hereunder. Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Dealer to Company, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(j) above) or on the Settlement Date for such Restricted Shares (in the case of settlement in Shares pursuant to Section 2 above).

(ii)	If Company elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Company shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Dealer, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary in underwriting agreements for equity resales of substantially similar size, all reasonably acceptable to Dealer. If Dealer, in its reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply. If Dealer is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to Section 9(j) above or (y) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the earliest of (i) the Exchange Business Day on which Dealer completes the sale of all Restricted Shares or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales equals or exceeds the Payment Obligation (as defined above), (ii) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(2) (or any similar provision then in force) under the Securities Act and (iii) the date upon which all Restricted Shares may be sold or transferred by a non-affiliate pursuant to Rule 144 (or any similar provision then in force) or Rule 145(d)(2) (or any similar provision then in force) under the Securities Act. If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the

“Additional Amount”) in cash or in a number of Shares (“Make-whole Shares”) in an amount that, based on the Settlement Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Company elects to pay the Additional Amount in Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero. In no event shall Company deliver a number of Restricted Shares greater than the Maximum Number of Shares.

(iii)	Without limiting the generality of the foregoing, Company agrees that any Restricted Shares delivered to Dealer, as purchaser of such Restricted Shares, (A) may be transferred by and among Dealer and its affiliates and Company shall effect such transfer without any further action by Dealer and (B) after the period of 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) under the Securities Act are not satisfied with respect to Company) has elapsed after any Settlement Date or Share Termination Payment Date, as applicable, for such Restricted Shares, Company shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon request by Dealer (or such affiliate of Dealer) to Company or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

(iv)	If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.
(l)	Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer may not exercise any Warrant hereunder or be entitled to take delivery of any Shares deliverable hereunder, and Automatic Exercise shall not apply with respect to any Warrant hereunder, to the extent (but only to the extent) that, after such receipt of any Shares upon the exercise of such Warrant or otherwise hereunder and after taking into account any Shares deliverable to Dealer under the letter agreement dated June 9, 2011 between Dealer and Company regarding Base Warrants (the “Base Warrant Confirmation”), (i) the Section 16 Percentage would exceed 7.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery and after taking into account any Shares deliverable to Dealer under the Base Warrant Confirmation, (i) the Section 16 Percentage would exceed 7.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Company’s obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, Dealer gives notice to Company that, after such delivery, (i) the Section 16 Percentage would not exceed 7.5%, and (ii) the Share Amount would not exceed the Applicable Share Limit.

(m)	Share Deliveries. Company acknowledges and agrees that, to the extent the holder of this Warrant is not then an affiliate and has not been an affiliate for 90 days (it being understood that Dealer will not be considered an affiliate under this paragraph solely by reason of its receipt of Shares pursuant to the Transaction), and otherwise satisfies all holding period and other requirements of Rule 144 of the Securities Act applicable to it, any delivery of Shares or Share Termination Delivery Property hereunder at any time after 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) are not satisfied with respect to Company) shall be eligible for resale under Rule 144 of the Securities Act and Company agrees to promptly remove, or cause the transfer agent for such Shares or Share

Termination Delivery Property, to remove, any legends referring to any restrictions on resale under the Securities Act from the Shares or Share Termination Delivery Property. Company further agrees that any delivery of Shares or Share Termination Delivery Property prior to the date that is 6 months from the Trade Date (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) are not satisfied with respect to Company), may be transferred by and among Dealer and its affiliates and Company shall effect such transfer without any further action by Dealer. Notwithstanding anything to the contrary herein, Company agrees that any delivery of Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares or class of Share Termination Delivery Property is in book-entry form at DTC or such successor depositary. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Company, to comply with Rule 144 of the Securities Act, as in effect at the time of delivery of the relevant Shares or Share Termination Delivery Property.

(n)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(o)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Company relating to such tax treatment and tax structure.

(p)	Maximum Share Delivery.
(i)	Notwithstanding any other provision of this Confirmation, the Agreement or the Equity Definitions, in no event will Company at any time be required to deliver a number of Shares greater than two times the Number of Shares (the “Maximum Number of Shares”) to Dealer in connection with the Transaction after taking into account any Shares deliverable to Dealer under the Base Warrant Confirmation.

(ii)	In the event Company shall not have delivered to Dealer the full number of Shares or Restricted Shares otherwise deliverable by Company to Dealer pursuant to the terms of the Transaction because Company has insufficient authorized but unissued Shares (such deficit, the “Deficit Shares”), Company shall be continually obligated to deliver, from time to time, Shares or Restricted Shares, as the case may be, to Dealer until the full number of Deficit Shares have been delivered pursuant to this Section 9(p)(ii), when, and to the extent that, (A) Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date that prior to the relevant date become no longer so reserved or (C) Company additionally authorizes any unissued Shares that are not reserved for other transactions; provided that in no event shall Company deliver any Shares or Restricted Shares to Dealer pursuant to this Section 9(p)(ii) to the extent that such delivery would cause the aggregate number of Shares and Restricted Shares delivered to Dealer to exceed the Maximum Number of Shares. Company shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares or Restricted Shares, as the case may be, to be delivered) and promptly deliver such Shares or Restricted Shares, as the case may be, thereafter.
(q)	Right to Extend. Dealer may postpone, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Daily Number of Warrants with respect to one or more Expiration Dates) if Dealer determines, in its commercially reasonable judgment based on the advice of counsel, that such extension is reasonably necessary or advisable to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(r)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Company with respect to the Transaction that are senior to the claims of common stockholders of Company in any United States bankruptcy proceedings of Company; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Company of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(s)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(t)	Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(u)	Early Unwind. In the event the sale of the “Option Securities” (as defined in the Purchase Agreement) is not consummated with the Representatives for any reason, or Company fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Company under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that, other than in cases involving a breach of the Purchase Agreement by Dealer, Company shall purchase from Dealer on the Early Unwind Date all Shares purchased by Dealer or one or more of its affiliates in connection with the Transaction at the then prevailing market price. Each of Dealer and Company represents and acknowledges to the other that, subject to the proviso included in this Section 9(u), upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(v)	Payment by Dealer. In the event that (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Dealer owes to Company an amount calculated under Section 6(e) of the Agreement, or (ii) Dealer owes to Company, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.
[Remainder of Page Intentionally Blank]

     Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005, or by fax to (212) 797 8974.

Very truly yours,

Deutsche Bank AG, London Branch

By:	/s/ Lars Kestner

Authorized Signatory
Name:	Lars Kestner

By:	/s/ Natalie Heaton

Authorized Signatory
Name:	Natalie Heaton

Deutsche Bank Securities Inc., acting solely as
Agent in connection with the Transaction

By:	/s/ Lars Kestner

Authorized Signatory
Name:	Lars Kestner

By:	/s/ Natalie Heaton

Authorized Signatory
Name:	Natalie Heaton
Accepted and confirmed as of the Trade Date:
Integra LifeSciences Holdings Corporation

By:	/s/ Nora Brennan

Authorized Signatory
Name:	Nora Brennan
[DB Additional Warrant Confirmation]

Chairman of the Supervisory Board: Clemens Börsig Management Board: Josef Ackermann (Chairman), Hugo Bänziger, Jürgen Fitschen, Anshuman Jain, Stefan Krause, Hermann-Josef Lamberti, Rainer Neske	Deutsche Bank AG is authorized under German Banking Law (competent authority: BaFin — Federal Financial Supervising Authority) and regulated by the Financial Services Authority for the conduct of UK business; a member of the London Stock Exchange. Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration in England and Wales BR000005; Registered address: Winchester House, 1 Great Winchester Street, London EC2N 2DB. Deutsche Bank Group online:
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